Exhibit 10.28

INDENTURE OF LEASE

THIS INDENTURE MADE AT BANGALORE this 8th day of May Two thousand and three

BETWEEN

INFORMATION TECHNOLOGY PARK LIMITED, a Company incorporated under the Companies Act, 1956, having its Registered Office at International Tech Park, Whitefield Road, Bangalore 560 066, represented by its Authorised Signatory Mr. Dinesh Gopalan hereinafter called “ITPL” (which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors-in -interest and assigns) of the One Part,

AND

SYNPLICITY SOFTWARE INDIA PRIVATE LIMITED, a Company under the Companies Act, 1956 having its registered Office at Unit 2, Third floor, Innovator Building, International Tech Park, Whitefield road, Bangalore – 560 066 represented by its Authorised Signatory Mr. H.V. Ananda hereinafter called “the Lessee” (which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns) of the Other Part.

WITNESSETH AS FOLLOWS:-

W H E R E A S

1.	KIADB granted to ITPL lease of land for a period of eleven years and thereafter to be converted into freehold subject to fulfillment of certain conditions.

2.	On ITPL fulfilling the conditions KIADB executed a sale deed in respect of a portion of the property and granted a freehold title to ITPL.

3.	In accordance with the various permissions ITPL has developed the said land by constructing on the said land inter alia several multi-storied buildings consisting of Office, Production, Commercial and Residential Units (hereinafter referred to as “the said buildings”) the entire development to be used as an Information Technology Park for Electronics, Information Technology, Telecommunication and other allied activities.

4.	The Lessee being eligible for allotment of a Unit in the International Tech Park and having evinced an interest in acquiring by way of Lease the Unit and ITPL is agreeable to lease such Unit to the Lessee.

5.	The parties are now desirous of entering into this Indenture setting out the terms and conditions on which the Unit is to be taken on lease by the Lessee.

NOW THIS INDENTURE WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	UNIT DESCRIPTION:

1.1	Unit No. 02 having a super built up area of approximately 3,936.82 square feet ( subject to plus or minus 3%) situated on the Third Floor of Innovator Building in International Tech Park, Sadarmangala / Pattandur Agrahara, Whitefield Road, Bangalore and demarcated on the floor plan annexed hereto as ANNEXURE 1 and shown surrounded by a red colour boundary line.

2.	USAGE :

2.1	The Lessee shall use the Unit only for the purpose of Software Development and Sales and Marketing activities and shall not use the same for any other purpose without the prior written consent of ITPL.

2.2	ITPL may, if it deems fit and subject to such terms and conditions as may be specified in writing, allow the change of or carrying on of additional activities, provided that the same are permitted by the terms of the Lease Deed dated 6th June 1995 executed between Karnataka Industrial Area Development Board (“KIADB”) and ITPL and the permissions granted to ITPL by Government bodies/authorities in connection with the IT Park.

2.3	The Lessee undertakes and represents that it has obtained all necessary permissions and approvals as required to carry out its activities in the Unit and is legally competent to enter into this Indenture to carry out the above activities and shall be solely responsible and liable for the same.

3.	TENURE :

3.1	The Lease shall be for a fixed term of three years. The tenure of the lease shall be as mentioned in ANNEXURE 2. The Lease shall commence on 1 May 2003 and end on 30 April 2006.

4.	SPECIFICATIONS:

4.1	The specifications of the Unit are enclosed at ANNEXURE-3.

5.	CONSIDERATION :

5.1	Rental: The rent for the unit is Rs.43 per square foot per month. The monthly rent is Rs. 1,69,283.26/- (Rupees one lakh sixty nine thousand two hundred and eighty three and paise twenty six only)

5.2	Security deposit: The lessee shall deposit an interest free refundable security deposit equivalent to 12 months rentalfor the due observance and compliance of the terms and conditions of this Indenture / Byelaws . The amount of such deposit and manner of payment is as mentioned in ANNEXURE 2. The Security

Deposit shall be returned subject to deduction of such sum as may be due and owing by the Lessee to ITPL under this Indenture including any damages caused to the unit within a period of two weeks after handing over possession of the unit.

5.3	Late payment: ITPL shall be entitled to charge interest at 2% per month or part thereof on all delayed payments under the terms of these presents, from the due date till the date of payment in full. However such interest shall not be charged unless a 30 days notice in writing has been given and the payment is still due by the Lessee.

5.4	Stamp duty and Others: The Lessee shall pay stamp duty, registration charges and other legal costs and expenses incidental to the registration of this Indenture of Lease.

5.5	Payment Date: The rent has to be paid in advance without any deduction on or before the 5th day of every month. The rental for the first month from the date of lease commencement shall be payable in advance on a pro-rata basis for the remaining part of the month. All other amounts towards payment of electricity etc shall be paid within a period of 7 days from the date of receipt of the bill.

6.	TERMINATION:

6.1	Subject to clause 5.3 above, ITPL shall be entitled to terminate the lease in the event the lessee commits any breach of the terms of this Indenture. The liability to pay interest on delayed payments shall not affect ITPL’s right to terminate these presents or any other right which may accrue to ITPL as a result of such breach by the Lessee including the right to claim damages. A failure by the Lessee to make payment of the amounts hereunder will be considered as breach of this Indenture and the consequences provided upon such breach shall follow.

6.2

In the event the rent and the amounts payable as provided in these presents and any increase therein shall be in arrears for the period of 30 days after becoming due, or if the Lessee fails to observe and perform any of the covenants, terms and conditions it shall be lawful for ITPL at any time thereafter to enter upon the said Unit or any part thereof with power to recover all the arrears of amounts payable as provided in these presents and thereupon the Lease shall absolutely be determined, but without prejudice to the other legal rights of ITPL in respect of the breach of any of the terms and conditions herein.

6.3	ITPL shall not be entitled to exercise the aforesaid right of re-entering unless and until ITPL shall have given a notice in writing to the Lessee to pay the amounts payable as provided in these presents or to make good the breach of the terms and conditions in respect of which the aforesaid right is intended to be exercised by ITPL and the failure by the Lessee to do so within 30 days from the date of receipt of such notice.

6.4	In the event of premature termination of Lease, the Lessee undertakes to pay the rental for the remaining period of the lease. However this shall not be applicable, in the event of premature termination being effected by the lessor.

7.	LESSEE’S RIGHTS AND COVENANTS :

7.1	To the use of the lifts, entrances, staircases, corridors passages and access to the building for the purpose of ingress and egress to and from the said Unit.

7.2	Upon the Lessee paying the rent and the amounts as provided in these presents and observing and performing the terms and conditions of these presents the Lessee shall during the said term, be entitled to quietly and peacefully enjoy the said Unit without any interruption by ITPL or any person or persons claiming any right or interest under it.

7.3	To maintain the Unit at the Lessee’s own cost in good and tenantable repair and condition from the date possession of the Unit is taken and shall not do or suffer to be done anything in or to the building in which the Unit is situated or with regard to the staircase, lift or any passages or Common Areas and facilities in the building in which the Unit is situated which may be against the rules and regulations of the concerned local body or any other authority.

7.4	Shall not change/alter or make addition, in or to the building in which the Unit is situated or in the Unit itself without the prior written consent of ITPL.

7.5	Neither demolish nor cause to be demolished the Unit nor any part thereof nor cause any alteration in the elevation and outside colour scheme of the building in which the Unit is situated.

7.6	In the event of committing any act in contravention of the above provision, the Lessee shall be responsible and liable for the consequences thereof to the concerned local authority and/or other public authority and also under these presents to the Lessor.

7.7	To observe the terms and conditions of this Indenture of Lease and the provisions of the Bye-laws which may be subject to change from time to time at the discretion of ITPL and to abide by all such directions of ITPL and the management of the IT Park for administration and regulation of the IT Park.

7.8	On the expiration or sooner determination of these presents, the Lessee shall peacefully and quietly deliver vacant possession of the said Unit in a state of good and tenantable condition, reasonable wear and tear excepted.

7.9	The Lessee shall perform and observe such duties and obligations during the subsistence of this Indenture

7.10	In the event the unit is bonded with STPI, it shall be the Lessee’s sole responsibility to debond the unit and furnish the necessary certificate to ITPL.

8.	ITPL’S RIGHTS AND COVENANTS:

8.1	ITPL shall always be entitled to the balance Floor Area Ratio (FAR) in respect of the said land and the Lessee shall not have any right or interest in the same. In the event of the Floor Area Ratio (FAR) being increased or made transferable, development rights or the equivalent being available in respect of or on the said land the same shall enure to the benefit of ITPL.

8.2	ITPL shall be entitled to make all such further and/or addition constructions, vertically or horizontally, as may be permitted and the same will be the property of ITPL and ITPL shall have the right to dispose of the same and the Lessee shall not have any right to object to such construction or disposition.

8.3	In the event of the Lessee failing to make any payment ITPL shall be entitled to cease to provide the services set out and shall also be entitled to disconnect the electricity supply to the Lessee.

8.4	The entire IT Park including the said land, the buildings constructed thereon, the Facilities and Services, open spaces, Common Areas and Common Amenities and the specific and distinctive services provided in the IT Park shall all be controlled, maintained and managed by ITPL alone.

8.5	ITPL shall be entitled to let or agree to let or sell other Units in the IT Park subject to such terms and conditions as ITPL may think fit and nothing herein contained shall be deemed to create a scheme for letting out of units in IT Park or building or any part thereof and neither the Lessee nor the persons deriving any interest under the Lessee shall have the benefit of the right to enforce or to have enforced or to prevent the release or modification of any covenant, agreement or conditions entered into by the present or future tenant.

8.6	If the Lessee fails to observe any law, direction, order, notice or requirements of any Government or public body or authority ITPL may in it’s absolute and sole discretion perform the same and all such expenses and costs incurred thereby shall be recoverable from the Lessee by ITPL.

8.7	ITPL shall not be liable to the Lessee for any loss, damage or inconvenience caused directly or indirectly and the Lessee shall not hold ITPL so liable.

8.8	ITPL shall be entitled to transfer, mortgage or dispose of its interest in the said Unit provided that the same does not affect or prejudice the rights created in favour of the Lessee and the Lessee shall not be entitled to object to the same.

9.	ARBITRATION:

9.1	All disputes and differences whatsoever which shall at any time hereafter (whether during the continuance of these presents or upon or after its discharge or determination) arise between the parties hereto in respect of, concerning, touching or arising out of these presents and the Bye laws pursuant hereto shall be referred to the Arbitration of a Sole Arbitrator if the parties can agree upon such appointment and failing which, the disputes shall be referred to an Arbitrator to be selected by the Lessee out of a panel of three names submitted by ITPL.

9.2	The Arbitration shall be conducted in accordance with and subject to the provisions of the Arbitration and Conciliation Act, 1996 or any statutory modification or re-enactment thereof for the time being in force. The Arbitration shall be held at Bangalore and shall be subject to the exclusive jurisdiction of the Courts at Bangalore.

10.	INSURANCE:

10.1	The Lessee shall take out a third party insurance against any loss or damage caused to any third party occupying any other Unit within the IT Park as a result of any act or omission by the Lessee and the Lessee shall pay the premium in respect of such insurance.

10.2	The Lessee shall be liable against any loss or damage caused to any third party occupying any other Unit within the IT Park as a result of any act or omission by the Lessee and the Lessee hereby indemnifies ITPL against all claims made as the result of any act or omission by the Lessee.

10.3

The Lessee shall not do or suffer to be done on or in the Unit or the building or IT Park anything whereby any insurances of the Unit the building or other buildings in the IT Park or any part thereof, if any, effected by ITPL (which the Lessor may have effected though not bound or obliged to do) may be rendered void or voidable or whereby the premium thereon may be increased and to repay to ITPL on demand all sums paid by ITPL by way of increased premium and all expenses incurred by ITPL in connection with insurance rendered necessary by a breach or non-observance of this covenant without prejudice to any other rights and remedies available to ITPL.

11.	INDEMNITY:

11.1	The Lessee under all circumstances fully and effectually and effectively indemnifies ITPL against any and all claims, losses, injuries, liabilities, costs, expenses, damages, actions or proceedings whatsoever which may be made or taken against ITPL by any person or which may be suffered by ITPL arising out of any action or non action, accident or otherwise, or by any reason of the lessee’s operations and use of the unit and the various facilities.

12.	NOTICES:

12.1	All notices, to be served on either of the parties as contemplated by these presents and the Bye laws shall be deemed to have been duly served if sent to the party, by Registered Post A.D./Under Certificate of Posting/Facsimile/hand-delivery at the respective addresses specified below :-

The Lessee :

Synplicity Software India Pvt. Ltd,

Unit No.02, 3rd floor, Innovator Building,

International Tech Park,

Whitefield Road, Bangalore – 560 066

ITPL :

Information Technology Park Ltd.

International Tech Park

Whitefield Road, Bangalore 560 066

13.	GOVERNING LAW:

13.1	This Indenture and the Bye laws shall in all respects be governed by the laws of India.

14.	GENERAL:

14.1	Words used in this Indenture will have the same meaning assigned to them in the said Bye-Laws unless the context thereof requires to the contrary.

14.2	The terms and conditions laid down in the Bye-laws for the time being and from time to time in force are supplemental to those laid down herein and are for the purpose of carrying into effect the general terms of these presents.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE HEREUNTO SET THEIR HANDS AND SEAL ON THE DAY AND YEAR FIRST HEREINABOVE WRITTEN.

for INFORMATION TECHNOLOGY PARK LIMITED	for SYNPLICITY SOFTWARE INDIA PRIVATE LIMITED

/s/ Dinesh Gopalan	/s/ H.V. Ananda

AUTHORISED SIGNATORY	AUTHORISED SIGNATORY

WITNESSES:

1.

/s/ Sejal Hathiwala

Information Technology Park Ltd

3rd Floor, Discoverer Building

International Tech Par

Whitefield Road, Bangalore 560 066

2.

/s/ Mahesh Laxman

Information Technology Park Ltd

3rd Floor, Discoverer Building

International Tech Park

Whitefield Road, Bangalore 560 066

Drafted by me

/s/ Mr. B.G. Latha

Advocate

ANNEXURE 1

(GRAPHIC)

INNOVATOR

(OFFICE TOWER-1)

THIRD & FIFTH FLOOR PLAN

ANNEXURE 2

CLIENT	Synplicity Software India Pvt Ltd

LOCATION	Third Floor, Innovator

UNIT	02

AREA IN SQ FT	3936.82

RENT PER SQFT IN RS	43

PER MONTH	169283.26

LEASE TENURE	1 May 2003 to 30 April 2006

RENT PAYABLE FROM	1 May 2003

TOTAL SECURITY DEPOSIT PAID	2031399.12

For Information Technology Park Ltd	For Synplicity Software India Pvt Ltd

/s/ Dinesh Gopalan	/s/ H.V. Ananda

Authorised Signatory	Authorised Signatory

ANNEXURE 3

BUILDING SPECIFICATIONS FOR OFFICES (INNOVATOR

AND DISCOVERER BUILDINGS)

1.1	Structure

Cast insitu post-tensioned beams and precast Holocor slabs finished with structural topping is provided for the Offices (Innovator/ Discoverer) Blocks. Reinforced concrete walls are provided in the service lift and staircase areas.

1.2	Floor Loading, Ceiling Heights and Column Grids

1.2.1	Innovator

SI. No.	Level	Floor Loading In KN/M2	Ceiling height In Meter	Column Grids In Meter
1.2.1.1	Upper Ground Floor	5	3.2	12 x 12
1.2.2.2	1st floor to 11th floor	3.5	2.6	12 x 12

1.2.2	Discoverer

SI. No.	Level	Floor Loading In KN/M2	Ceiling height In Meter	Column Grids In Meter
1.2.2.1	Upper Ground Floor	5	3.2	12 x 16
1.2.2.2	1st floor to 13th floor	3.5	2.6	12 x 16

1.3	External Walls

1.3.1	Granite cladding for the bottom three levels in modern dry fixing method.

1.3.2	Aluminium cladding with fluorocarbon paint finish and heat strengthened solar reflective glazing for the curtain wall system.

1.4	Floor Finishes

1.4.1 Office Space (Innovator & Discoverer)	: Structural topping with power floated finish
1.4.2 Passenger Lift Lobbies	: Vitrified homogenous tiles
1.4.3 Toilets	: Vitrified homogenous tiles

1.5 Internal Walls

1.5.1 Between Creator and Innovator	: Tenancy separation walls from Upper Ground Floor to 5th Floor Level made up of block work plaster and paint.
1.5.2 Passenger Lift Lobbies	: RC wall with tiled finish
1.5.3 Toilets	: Block work with tiled finish.

1.5.4 Partition Walls	: 72 mm studs with 15 mm GRG (Glass Reinforced Gypsum) Boards on either side.

1.6	Ceiling

1.6.1 Office (Innovator & Discoverer	: Well reputed Acoustic ceiling tiles in exposed aluminium ‘T’ suspension system
1.6.2 Main Lift Lobby	: Gypsum Plaster Board
1.6.3 Toilets	: Gypsum Board Tiles

2.0	SPECIFICATION OF SERVICES FOR OFFICES

2.1	Air-conditioning and Mechanical Ventilation

2.1.1	Central chilled water system supplying chilled water to air-handling units to maintain the office space at 23 degrees C +/- 1 degrees C, relative humidity not exceeding 65%.

2.1.2	Innovator has an installed capacity of 478 X 5 = 2390 TR and 150 TR Baby Chiller. Discoverer has an installed capacity of 437 X 4 = 1748 TR and 100 TR Baby Chiller.

2.1.3	Round ducts deliver air distribution with variable air-volume controllers for efficient zone control.

2.1.4	Internal escape staircases below upper ground level and fire lift lobbies are pressurized.

2.1.5	Car park levels are mechanically ventilated for normal and emergency use. 6 air changes in normal and 9 air changes in emergency modes.

2.2	Building Management System

2.2.1	The building services are continuously monitored and controlled by a state of the art building management system(BMS).

2.2.2	The BMS controls and manages the air-conditioning system for efficient energy use fine-tuning the control system to meet set environmental condition.

2.2.3	The BMS also monitors and controls the lift, fire protection system, water level status and thus ensuring continuous status reporting for immediate corrective action if needed.

2.3	Communication Facilities

2.3.1	An internal telephone cabling system is provided with pre-wired telephone lines to terminal outlets for ready connection to an external fibre optic cabling system. The internal telecommunication wiring has been provided with CAT-3 for Voice and CAT-5 for Data.

2.3.2	VSNL has set up an earth station of type Standard – B at IT Park to provide High Speed International Digital Leased Line Service for transferring High Speed Data.

2.4	Community Antenna Television System

elevision signal outlets are available at each floor which is connected to a cable television system capable of receiving of channels.

2.5	Electrical Installation

2.5.1	Power supply to the Park is via 2 nos. of 220 KV supply lines from the Karnataka Electricity Board.

2.5.2 Alternate back-up power supply.

2.5.3	Power supply is available at 415 volts (± 6%) by means of distribution transformers located in each building. The frequency is maintained at 50 Hz ± 5%.

2.5.4	For each building, a standby diesel generator provides emergency power to essential services such as lifts, common area lighting. The generator capacity are as follows:-

For innovator	-	1250 KVA for emergency load
	-	1000 KVA standby.
For Discoverer	-	1250 KVA for emergency load
	-	1000 KVA for basement m.v. system

2.5.5	Energy efficient recessed flourescent light fitting provides an average illumination of 400 to 500 LUX at desk height.

2.5.6	Emergency lighting with built-in battery pack are installed in all office / commercial areas, escape routes and staircases, car pack levels, providing a minimum lighting level for safety during fire condition and power failure.

2.5.7	The existing distribution can provide a load of 130 KW per floor at innovator, 100 KW per floor at Discoverer and 180 HP per floor at Creator Building.

2.5.8	A dedicated earthing system has been provided at each building to meet the requirement of UPS and other communication equipments.

2.6	Fire Protection System

2.6.1	Comprehensive fire protection system to the entire building is maintained by automatic sprinkler system with its dedicated water storage tanks, installed to meet fire regulations.

2.6.2	Fire hose reels and portable fire extinguishers are installed throughout the building in common areas for first-line fire fighting purposes.

2.6.3	Fire command center, fireman talk-back system, wet rising mains and yard hydrants are provided as an integral part of the fire-fighting and control system.

2.7	Loading Bays

To facilitate material movements to Production Area, 6 nos. loading / unloading bays dock levelers of each 9 ton capacity have been provided at ground floor level.

2.8	Sanitary and Plumbing System

2.8.1	Water supply for clients has been provided at the common pantry at every floor level.

2.8.2	Water supply is backed up by an external main reservoir tank of storage capacity 5200 CuM.

2.8.3	The sanitary facilities are provided as per National Building Code of India (NBC) Part IX, Plumbing Services – Section 2, Drainage and Sanitation, Table 1, Office Buildings

2.9	Sewage Treatment Plant

2.9.1	A Sewage Treatment Plant (STP) of capacity 1.0. MLD (upgradable upto 6.0 MLD) has been installed

2.9.2	The “Activated Sludge System” with an extended aeration process has been adopted in the design of STP.

2.10	Security System

Closed circuit television system cameras are installed at vantage points of UGF lobbies . The exit doors are monitored by door alarm contacts. Security patrol is also provided.

2.11	Vertical Transport System

2.11.1	In Innovator, 6 nos. of 1360 Kg Motor Servo Drive lifts and 1 no. of fireman cum service Motor. Servo Drive lifts of 1360 Kg capacity are provided for a good grade of service.

2.11.2	In Discoverer, 3 nos. of 1360 Kg lifts and 1 no. of fireman / service lift.

2.11.3	For all three buildings, 8 nos. of 1360 Kg Hydraulic lifts are provided to service basements to upper ground floor levels and commercial areas at ground floor.

The information and specification contained herein is subject to change at the sole discretion of the developer and cannot form part of an offer for contract . While every reasonable care has been taken in providing this information, the developer and their appointed Marketing Agents cannot be held responsible for any recurrences or change stand any loss or damage (whether direct, special or consequential ) arising there from.